Exhibit 10.37

PROGENITOR CELL THERAPY, LLC
NOTE PURCHASE AGREEMENT
Dated as of December 3, 2007
with
STEMCELLS, INC.

TABLE OF CONTENTS
Page

1. Definitions; Certain Rules of Construction	1

2. Purchase and Sale of the Notes	4
2.1. Initial Issuance	4
2.2. Additional Issuance	4

3. Interest	5
3.1. Interest	5

4. Payment	5
4.1. Payment at Maturity	5

5. Conditions to Issuance of Notes	6
5.1. Representations and Warranties, No Default, Material Adverse Change	6
5.2. Note	6
5.3. Legal Opinion	6
5.4. Security Agreement	6
5.5. Perfection of Security	6
5.6. Proper Proceedings	6
5.7. Legality, etc	6
5.8. General	6

6. General Covenants	7
6.1. Conduct of Business	7
6.2. Payment of Taxes and Other Amounts	7
6.3. Compliance with Laws	7
6.4. Insurance	7
6.5. Financial Statements and Reports	7
6.6. Indebtedness and Liens	9
6.7. Capital Expenditures	10
6.8. Distributions	10
6.9. Investments and Acquisitions	10

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6.10. Merger; Sale of Assets; Share Issuance	10
6.11. Transactions with Affiliates	10

7. Representations and Warranties	10
7.1. Organization and Business	10
7.2. Financial Statements and Other Information	11
7.3. Changes in Condition	11
7.4. Litigation	11
7.5. No Legal Obstacle to Agreements	11
7.6. Taxes	12
7.7. Ownership Of Property; Liens; Investments	12
7.8. Environmental Compliance	13
7.9. Insurance	13
7.10. ERISA Compliance	13
7.11. Disclosure	14
7.12. Compliance with Laws	14
7.13. Intellectual Property; Licenses, Etc	14
7.14. Deposit Accounts, Securities Accounts	14
7.15. Trade Relations	14

8. Defaults	15
8.1. Events of Default	15
8.2. Certain Actions Following an Event of Default	16
8.3. Waivers	17

9. Expenses; Indemnity	17
9.1. Expenses	17
9.2. General Indemnity	18

10. Successors and Assigns	18

11. Notices	18

12. Course of Dealing, Amendments and Waivers	19

13. Venue; Service of Process; Certain Waivers	19

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14. WAIVER OF JURY TRIAL	20

15. General	20

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EXHIBITS

2	-	Form of Note
2.2.5	-	Form of Guaranty
5.4	-	Security Agreement
6.6	-	Existing Indebtedness and Liens
7.1	-	Subsidiaries
7.7.2	-	Owned Real Property
7.7.3	-	Leased Real Property
7.7.6	-	Investments
7.13	-	IP Rights
7.14	-	Deposit and Security Accounts

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PROGENITOR CELL THERAPY, LLC
NOTE PURCHASE AGREEMENT
     This Agreement, dated as of December 3, 2007, is between Progenitor Cell Therapy LLC, a Delaware limited liability company (the “Company”), and StemCells, Inc., a Delaware corporation (the “Purchaser”). The parties agree as follows:
1. Definitions; Certain Rules of Construction. Except as the context otherwise explicitly requires, (a) the capitalized term “Section” refers to sections of this Agreement, (b) the capitalized term “Exhibit” refers to exhibits to this Agreement, (c) references to “$” and “Dollars” are to United States dollars, and (d) the word “including” shall be construed as “including without limitation”, (e) accounting terms not otherwise defined herein have the meaning provided under GAAP, (f) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, regulation or rules, in each case as from time to time in effect, and (g) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement and the other Note Documents.
     “Additional Issuance” is defined in Section 2.2.
     “Applicable Rate” means on any date, (a) 5% per annum,
     or (b) 14% per annum effective after the occurrence and continuance of an Event of Default until such Event of Default is no longer continuing.
     “Bankruptcy Code” means Title 11 of the United States Code (or any successor statute) and the rules and regulations thereunder, all as from time to time in effect.
     “Business Day” means any day other than a Saturday, a Sunday or a day on which on which commercial banks in New York City are required or authorized to be closed.
     “Capital Expenditures” means, with respect to any Person, all expenditures by the expenditure of cash or the incurrence of indebtedness by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto that have a useful life of more than one year and that are required to be capitalized under GAAP net of any insurance or sale proceeds received by the Company in connection with any sale or loss of similar assets during such period.
     “Closing Date” means December 3, 2007.
     “Default” means any Event of Default and any event or condition which with the passage of time or giving of notice, or both, would become an Event of Default.
     “Environmental Laws” means any applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants,

franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Substances or wastes, air emissions and discharges to waste or public systems.
     “ERISA” means the Employee Retirement Income Security Act of 1974, amended from time to time.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).
     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.
     “Event of Default” is defined in Section 8.1.
     “Final Maturity Date” means the date that is 240 days after the Closing Date.
     “GAAP” means generally accepted accounting principles as from time to time in effect, including the statements and interpretations of the United States Financial Accounting Standards Board, consistently followed.
     “Guarantors” means any Person that is signatory to the Guaranty.
     “Guaranty” is defined in Section 2.2.5.
     “Hazardous Substance” means any material, substance or waste characterized as hazardous or toxic under Environmental Laws, including any “hazardous substance” as defined in 42 U.S.C. § 9601(14), oil, gasoline and any other petroleum-based substance.
     “Indemnified Party” is defined in Section 9.2.

     “Margin Stock” means “margin stock” within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System.
     “Material Adverse Change” means a material adverse change in the business, operations, assets, financial condition or income of the Company.
     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
     “Net Income” means, for any period, the net income (or loss) of the Company, determined in accordance with GAAP on a consolidated basis; provided, however, that Net Income shall not include extraordinary and non-recurring gains and losses.
     “Note” means a note issued hereunder, including the promissory note issued on the Closing Date and the promissory note issued on the Supplemental Closing Date, each in the form attached hereto as Exhibit 2.
     “Note Documents” means:
     (a) this Agreement, the Security Agreement, each Guaranty and the Notes, each as from time to time in effect; and
     (b) any other present or future agreement or instrument from time to time entered into by the Purchaser, on one hand, and the Company on the other hand, relating to, amending or modifying this Agreement or any other Note Document referred to above or which is stated to be a Note Document, each as from time to time in effect.
     “Note Obligations” means all present and future liabilities, obligations and indebtedness of the Company under or in connection with this Agreement, the Notes or any other Note Document, including obligations in respect of principal, interest and other fees, charges, indemnities and expenses from time to time owing hereunder or under any other Note Document.
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

     “Person” means any present or future natural person or any corporation, association, partnership, joint venture, limited liability company, business trust, trust, organization, business, individual or government or any governmental agency or political subdivision thereof.
     “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Company or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.
     “Security Agreement” is defined in Section 5.5.
     “Subsidiary” means any Person of which the Company (or other specified Person) shall at the time, directly or indirectly through one or more of its Subsidiaries, (a) own more than 50% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally, (b) hold more than 50% of the partnership, joint venture or similar interests or (c) be a general partner or joint venturer.
     “Supplemental Closing Date” shall mean the date on which a Note is issued and sold pursuant to the Additional Issuance.
     “Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Internal Revenue Code for the applicable plan year.
2. Purchase and Sale of the Notes.
     2.1. Initial Issuance. Subject to the terms and conditions of this Agreement and on the basis of the representations and warranties set forth herein, the Company hereby agrees to sell to the Purchaser, and by its acceptance hereof, the Purchaser agrees to purchase from the Company, on the Closing Date, a Note in the principal amount of One Million and No/100ths Dollars ($1,000,000.00).
     2.2. Additional Issuance. Subject to the terms and conditions of this Agreement and on the basis of the representations and warranties set forth herein, until the Final Maturity Date, the Company may sell to the Purchaser, and the Purchaser agrees to purchase from the Company, in no more than one additional issuance (the “Additional Issuance”), a Note in the principal amount of Two Million Eight Hundred Thousand Dollars and No/100ths Dollars ($2,800,000.00). Any purchase and sale of a Note pursuant to this Section 2.2 will be preconditioned upon the satisfaction of the following conditions, which preconditions may only be waived or amended by the Purchaser in a signed writing:

     2.2.1. immediately before and after such Additional Issuance, no Default or Event of Default shall have occurred and be continuing or is reasonably likely to occur as a result of the Additional Issuance;
     2.2.2. the representations and warranties contained in Section 7 hereof and in the other Note Documents shall be true and correct as of the Supplemental Closing Date in all material respects after giving effect to the transactions contemplated herein on such Supplemental Closing Date (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), provided that, (i) to the extent that such representations and warranties relate to a specific earlier date, such representations and warranties shall be true and correct as of such earlier date, and (ii) to the extent exceptions to such representations and warranties (or changes to schedules, as applicable) have been disclosed in writing to the Purchaser and have been approved in writing by the Purchaser, such warranties shall be qualified by such exceptions;
     2.2.3. no Material Adverse Change shall have occurred since the Closing Date or is reasonably expected to occur;
     2.2.4. The Purchaser shall have received fully executed account control agreements with respect to any accounts maintained by the Company with the financial institutions listed on Exhibit 7.14, in form and substance reasonably satisfactory to the Purchaser;
     2.2.5. The Purchaser shall have received one or more duly executed Guaranties acceptable to Purchaser, each in substantially the form of Exhibit 2.2.7 (each a “Guaranty”), signed by members of the Company that are satisfactory to the Purchaser, it being agreed that Guaranties signed by any group of Persons with an aggregate net worth of at least $15,000,000 (excluding such Persons’ membership interests in the Company) shall be satisfactory to Purchaser for purposes of this section 2.2.7; and
     2.2.6. On the Supplemental Closing Date, the Company shall have executed a Note in the amount of two million eight hundred thousand dollars ($2,800,000.00), and delivered it to the Purchaser.
3. Interest.
     3.1. Interest. The Notes shall bear interest (computed on the basis of a 360-day year consisting of twelve 30-day months), on the principal amount hereof from time to time unpaid, to and including the maturity hereof and repayment of all sums due hereunder, at a rate equal to the Applicable Rate.
4. Payment.
     4.1. Payment at Maturity. On the Final Maturity Date, the Company will pay to the Purchaser an amount equal to the principal amount then outstanding on the Notes, together with all accrued interest thereon and all other Note Obligations then outstanding. The Company may not prepay all or any portion of the Notes prior to the Final Maturity Date.
5. Conditions to Issuance of Notes. The obligation of the Purchaser to purchase the Notes shall be subject to the satisfaction, on or before the Closing Date, of the following conditions:
     5.1. Representations and Warranties, No Default, Material Adverse Change. The representations and warranties contained in Section 7 shall be true and correct on and as of the Closing Date; and no Default shall exist on the Closing Date prior to or immediately after giving effect to issuance of the Note.
     5.2. Note. On the Closing Date, the Company shall have executed a Note in the amount of one million dollars ($1,000,000.00) and delivered it to the Purchaser.
     5.3. Legal Opinion. On the initial Closing Date the Purchaser shall have received from Epstein, Becker, Green, P.C., counsel for the Company, its opinion with respect to the transactions contemplated by the Note Documents, which opinion shall be satisfactory to the Purchaser.
     5.4. Security Agreement. The Company shall have duly authorized, executed and delivered to the Purchaser a Security Agreement in substantially the form of Exhibit 5.4 (the “Security Agreement”).
     5.5. Perfection of Security. The Company shall have duly authorized, executed, acknowledged, delivered, filed, registered and recorded such security agreements, notices, financing statements and other instruments as the Purchaser may have reasonably requested in order to perfect the liens purported or required pursuant to the Note Documents to be created in the Collateral (as defined in the Security Agreement) and shall have paid all filing or recording fees or taxes required to be paid in connection therewith, including any recording, mortgage, documentary, transfer or intangible taxes.
     5.6. Proper Proceedings. This Agreement, each other Note Document and the transactions contemplated hereby and thereby shall have been authorized by all necessary proceedings of the Company. All necessary consents, approvals and authorizations of any governmental or administrative agency or any other Person of any of the transactions contemplated hereby or by any other Note Document shall have been obtained and shall be in full force and effect.
     5.7. Legality, etc. The issuance of the Notes shall not (a) subject the Purchaser to any penalty or special tax or (b) be prohibited by any law or governmental order or regulation applicable to the Purchaser.
     5.8. General. All instruments, and legal and corporate proceedings, in connection with the transactions contemplated by this Agreement and each other Note Document shall be satisfactory in form and substance to the Purchaser, and the Purchaser shall have received copies of all documents, including records of corporate proceedings, which the Purchaser may have reasonably requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities.
     6. General Covenants. The Company covenants that, until all of the Note Obligations shall have been paid in full and until the Purchaser’s commitment to extend credit under this Agreement and any other Note Document shall have been terminated, the Company will comply with the following provisions:
     6.1. Conduct of Business. The Company shall, and shall cause its Subsidiaries to, engage only in the business engaged in by the Company and its Subsidiaries on the Closing Date and activities reasonably related, incidental or complementary thereto.
     6.2. Payment of Taxes and Other Amounts. The Company will, and will cause each of its Subsidiaries to, pay (a) all taxes, assessments and governmental charges imposed upon it or upon its property and (b) all accounts payable in conformity with customary trade terms, in each case unless the validity or amount thereof is being contested in good faith by appropriate proceedings, and the Company (or its Subsidiary, as applicable) has established adequate reserves in accordance with GAAP.
     6.3. Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, comply with all applicable laws, rules, regulations and orders, and duly observe all valid requirements of governmental authorities, except where failure so to comply would not result, and would not create a material risk of resulting, in a Material Adverse Change. Neither the Company nor any of its Subsidiaries will own any Margin Stock.
     6.4. Insurance.
     6.4.1. Property Insurance. The Company shall, and shall cause each of its Subsidiaries to, keep its assets which are of an insurable character insured by financially sound and reputable insurers against theft and fraud and against loss or damage by fire, explosion and hazards insured against by extended coverage to the extent, in amounts and with deductibles at least as favorable as those maintained by the Company as of the Closing Date.
     6.4.2. Liability Insurance. The Company shall, and shall cause each of its Subsidiaries to, maintain with financially sound and reputable insurers insurance against liability for hazards, risks and liability to persons and property to the extent, in amounts and with deductibles at least as favorable as those generally maintained by the Company as of the Closing Date; provided, however, that it may effect workers’ compensation insurance or similar coverage with respect to operations in any particular state or other jurisdiction through an insurance fund operated by such state or jurisdiction or by meeting the self-insurance requirements of such state or jurisdiction.
6.5. Financial Statements and Reports.

     6.5.1. Annual Reports. The Company shall furnish to the Purchaser within 150 days after the end of each fiscal year, the consolidated balance sheet of the Company as of the end of such fiscal year, the consolidated statements of cash flows of the Company for such fiscal year and comparative figures for the immediately preceding fiscal year, all accompanied by:
     (a) Reports of Pricewaterhouse Coopers (or, if they cease to be auditors of the Company and its Subsidiaries, other independent certified public accountants of recognized national standing reasonably satisfactory to the Purchaser), containing no material qualification, to the effect that they have audited the foregoing financial statements in accordance with GAAP and that such financial statements present fairly, in all material respects, the financial position of the Company at the dates thereof and the results of its operations for the periods covered thereby in conformity with GAAP.
     (b) A certificate of the Company to the effect that the Company has no knowledge of any Default, or if the Company has such knowledge, specifying such Default and the nature thereof, and what action the Company has taken, is taking or proposes to take with respect thereto.
     6.5.2. Quarterly Reports. The Company shall furnish to the Purchaser, within 45 days after the end of each fiscal quarter of the Company (including, for the avoidance of doubt, the fourth fiscal quarter), the internally prepared consolidated balance sheet of the Company as of the end of such fiscal quarter, the consolidated statements of cash flows of the Company for such fiscal quarter and for the portion of the fiscal year then ended and comparative figures for the same period in the preceding fiscal year, all accompanied by:
     (a) A certificate of the Company to the effect that such financial statements have been prepared in accordance with GAAP and present fairly, in all material respects, the financial position of the Company at the dates thereof and the results of its operations for the periods covered thereby, subject only to normal year-end audit adjustments and the addition of footnotes.
     (b) A certificate of the Company to the effect that the Company has no knowledge of any Default, or if the Company has such knowledge, specifying such Default and the nature thereof and what action the Company has taken, is taking or proposes to take with respect thereto.
     6.5.3. Monthly Reports. The Company shall furnish to the Purchaser, within 20 days after the end of each fiscal month of the Company (including, for the avoidance of doubt, for each fiscal month ending on the date that is also the end of a fiscal quarter or the fiscal year), the internally prepared consolidated balance sheet of the Company as of the end of such fiscal month, the consolidated statements of cash flows of the Company for such fiscal month and for the portion of the fiscal year then ended and comparative figures for the same period in the preceding fiscal year, all accompanied by:

     (a) A certificate of the Company to the effect that such financial statements have been prepared in accordance with GAAP and present fairly, in all material respects, the financial position of the Company at the dates thereof and the results of its operations for the periods covered thereby, subject only to normal year-end audit adjustments and the addition of footnotes.
     (b) A certificate of the Company to the effect that the Company has no knowledge of any Default, or if the Company has such knowledge, specifying such Default and the nature thereof and what action the Company has taken, is taking or proposes to take with respect thereto.
     6.5.4. Notice of Litigation, Defaults, etc. The Company shall promptly furnish to the Purchaser notice of any litigation or any administrative or arbitration proceeding (a) which creates a reasonable risk of resulting, after giving effect to any applicable insurance, in the payment by the Company of more than $100,000 or (b) which results, or creates a reasonable risk of resulting, in a Material Adverse Change. Promptly upon acquiring knowledge thereof, the Company shall notify the Purchaser of the existence of any Default or Material Adverse Change, specifying the nature thereof and what action the Company has taken, is taking or proposes to take with respect thereto.
     6.5.5. Other Information. From time to time at reasonable intervals upon written request of any authorized officer of the Purchaser, the Company shall furnish to the Purchaser such other information regarding the business, assets, financial condition, income or prospects of the Company as such officer may reasonably request, including copies of all tax returns, licenses, agreements, leases and instruments to which the Company is party. The Purchaser’s authorized officers and representatives shall have the right during normal business hours upon reasonable notice and at reasonable intervals to examine the books and records of the Company for the purpose of ascertaining compliance with or obtaining enforcement of this Agreement or any other Note Document.
     6.6. Indebtedness and Liens. Neither the Company nor any of its Subsidiaries will:
     (a) create, incur or otherwise become or remain liable with respect to, any indebtedness for borrowed money, evidenced by notes or other instruments or for the deferred purchase price of goods or services, other than (i) the Note Obligations, (ii) the Company’s presently existing indebtedness (including committed lease facilities) listed on Exhibit 6.6, (iii) unsecured indebtedness incurred in the ordinary course of business not exceeding $35,000 in the aggregate, and (iv) trade accounts payable in the ordinary course of business.
     (b) create or incur or permit to exist any consensual lien, charge, mortgage, pledge or other security interest of any kind upon any of its property or assets of any character, whether now owned or hereafter acquired, other than (i) liens securing the Note Obligations, (ii) purchase money liens and capitalized leases incurred in the ordinary course of business, (iii) deposits or pledges made in connection with, or to secure payment of, indemnity, performance or similar bonds in the ordinary course of business, and (iv) presently existing liens listed on Exhibit 6.6.
     6.7. Capital Expenditures. Other than Capital Expenditures financed with the proceeds of the Notes, neither the Company nor any of its Subsidiaries will make Capital Expenditures (including expenditures for fixed assets, leases, maintenance, or repairs capitalized or required, in accordance with GAAP consistently applied, to be capitalized on the Company’s books by purchase, lease-purchase agreement, option or otherwise) in a total amount that exceed $250,000 in the aggregate.
     6.8. Distributions. Neither the Company nor any of its Subsidiaries shall pay any direct or indirect dividend or other distribution of any kind in respect of, or purchase or redeem, any of its shares of capital stock or membership interests (other than distributions to the Company from any of its Subsidiaries).
     6.9. Investments and Acquisitions. Neither the Company nor any of its Subsidiaries shall make any investments in capital stock, partnership or membership interests or loans, or purchase or otherwise acquire any business or assets outside the ordinary course of business.
     6.10. Merger; Sale of Assets; Share Issuance. Neither the Company nor any of its Subsidiaries shall become a party to any merger or consolidation, or in a single transaction or series of related transactions sell, lease or otherwise dispose of a material amount of its assets (except that wholly owned Subsidiaries of the Company may be merged or liquidated into the Company or one or more of its wholly owned Subsidiaries), or issue any capital stock or membership interests or rights to acquire capital stock or membership interests.
     6.11. Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, consent to, enter into any transaction with any affiliate other than transactions that are on fair and reasonable terms that are no less favorable to the Company or its Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of the Company or its Subsidiaries.
     6.12. Deposit and Bank Accounts. The Company shall keep all its bank and deposit accounts and securities accounts only with the financial institutions listed on Exhibit 7.14.
7. Representations and Warranties. In order to induce the Purchaser to extend credit to the Company hereunder, the Company represents and warrants that:
     7.1. Organization and Business. The Company is a duly organized and validly existing limited liability company, in good standing under the laws of the State of Delaware, with all power and authority necessary (a) to enter into and perform this Agreement and each other Note Document to which it is party, and (b) to own its properties and carry on the business now conducted or proposed to be conducted by it. The Company has taken all corporate action required to execute, deliver and perform this Agreement and each other Note Document to which it is a party. Copies of the articles of organization and operating agreement of the Company have been previously delivered to the Purchaser and are correct and complete. The Company has no Subsidiaries other than those listed on Exhibit 7.1.
     7.2. Financial Statements and Other Information. The Company has previously furnished to the Purchaser copies of (a) the consolidated balance sheets of the Company as of December 31 in 2006, 2005, and 2004, and the related consolidated statement of cash flows for the fiscal years of the Company then ended, accompanied by the review of the Company’s accountants and (b) the consolidated balance sheet of the company as of [September 30], 2007 and the related statements of operations for portion of the fiscal year then ended. The financial statements (including the notes thereto) referred to in the preceding sentence have been prepared in accordance with GAAP and fairly present in all material respects the financial condition of the Persons covered thereby at the dates thereof and the results of their operations for the periods covered thereby, subject to the case of interim statements only to normal year-end audit adjustments and the addition of footnotes.
     7.3. Changes in Condition. No Material Adverse Change has occurred since December 31, 2006.
     7.4. Litigation. No litigation, at law or in equity, or any proceeding before any federal, state, provincial or municipal court, board or other governmental or administrative agency or any arbitrator is pending or to the knowledge of the Company threatened which may reasonably involve any material risk of any final judgment or liability not adequately covered by insurance or which is otherwise reasonably likely to result in any Material Adverse Change. Other than as disclosed in the financial statements, no judgment, decree, or order of any federal, state, provincial or municipal court, board or other governmental or administrative agency or arbitrator has been issued against the Company which has resulted, or creates a material risk of resulting, in any Material Adverse Change.
     7.5. No Legal Obstacle to Agreements. Neither the execution and delivery of this Agreement or any other Note Document, nor the making of any borrowings hereunder, nor the consummation of any transaction referred to in or contemplated by this Agreement or any other Note Document, nor the fulfillment of the terms hereof or thereof or of any other agreement, instrument, deed or lease referred to in this Agreement or any other Note Document, has constituted or resulted in or will constitute or result in:
     (a) any breach or termination of the provisions of any agreement, instrument, deed or lease to which the Company is a party or by which it is bound, or of the articles of organization or the operating agreement of the Company;
     (b) the violation of any law, statute, judgment, decree or governmental order, rule or regulation applicable to the Company;
     (c) the creation under any agreement, instrument, deed or lease of any lien upon any of the assets of the Company; or

     (d) any redemption, retirement or other repurchase obligation of the Company under any charter, operating agreement, agreement, instrument, deed or lease.
No approval, authorization or other action by, or declaration to or filing with, any governmental or administrative authority or any other Person is required to be obtained or made by the Company in connection with the execution, delivery and performance of this Agreement or any other Note Document, the transactions contemplated hereby or thereby or the making of any borrowing by the Company hereunder.
     7.6. Taxes. The Company has filed (or obtained extensions to file) required tax returns and paid taxes due except such taxes as are being contested in good faith and as to which adequate reserves have been set aside in conformity with GAAP.
     7.7. Ownership Of Property; Liens; Investments.
     7.7.1. Ownership of Property. The Company and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business.
     7.7.2. Exhibit 7.7.2 sets forth a complete and accurate list of all real property owned by the Company and each of its Subsidiaries, showing as of the Closing Date the street address, county or other relevant jurisdiction, state, record owner and book value thereof. The Company and each of its Subsidiaries has good, marketable and insurable fee simple title to the real property owned by the Company or such Subsidiary, free and clear of all liens, other than liens created or permitted by the Note Documents.
     7.7.3. Exhibit 7.7.3 sets forth a complete and accurate list of all leases of real property under which the Company or any Subsidiary of the Company is the lessee, showing as of the Closing Date the street address, county or other relevant jurisdiction, state, lessor, lessee and expiration date. To the Company’s knowledge, each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable against such lessor in accordance with its terms.
     7.7.4. Neither the Company nor any Subsidiary is a lessor of any real property.
     7.7.5. Liens. Exhibit 6.6 sets forth a complete and accurate list of all liens, charges, mortgages, pledges or other security interests of any kind on the property or assets of the Company and each of its Subsidiaries, showing as of the Closing Date the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of the Company or such Subsidiary subject thereto.
     7.7.6. Investments. Exhibit 7.7.6 sets forth a complete and accurate list of all investments held by the Company or any Subsidiary of the Company on the Closing Date, showing as of the Closing Date the amount, obligor or issuer and maturity, if any, thereof.

     7.8. Environmental Compliance. The Company and each of its Subsidiaries has operated and operates its business in material compliance with all Environmental Laws, and has not violated and is not in violation of, or liable under, any Environmental Law. There has not been, and there is not (a) any release or threat of release of any Hazardous Substance into the environment on or from any real property currently or previously leased in connection with the operation of such business or (b) any manufacturing, refinement, transportation, importation, use or processing of any Hazardous Substance on or from, any real property currently or previously leased in connection with the operation of such business which, individually or in the aggregate, would reasonably be expected to result in losses or liabilities exceeding $50,000. To the Company’s knowledge, no Hazardous Substances of, or generated with respect to the operation of such business at, the Company or its Subsidiaries’ places of business have been disposed of or come to rest at any site that has been included in any published federal, state or local “Superfund” site list or any other list of hazardous or toxic waste sites requiring, by any state or locality, investigation or remediation. There currently is not, any underground storage tank, landfill, surface impoundment or disposal area located on or, except for in compliance with Environmental Law, any polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used, treated or stored on, or any “hazardous waste” (as defined by the federal Resource Conservation and Recovery Act or any comparable state or local law) used, treated, contained or stored on, any real estate or real property leased in connection with the operation of such business.
     7.9. Insurance. The properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or the applicable Subsidiary operates.
     7.10. ERISA Compliance. Each Plan has been operated in compliance with all applicable laws except where failure to so operate the Plans could not in the aggregate have a Material Adverse Change. The Company and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Internal Revenue Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code has been made with respect to any Plan. There are no pending or, to the best of the Company’s knowledge, threatened claims, actions or lawsuits, or action by any governmental authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Change. To the best of the Company’s knowledge, there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Change.
     7.10.1. (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.
     7.11. Disclosure. The Company has disclosed to the Purchaser all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of the Company to Purchaser in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Note Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
     7.12. Compliance with Laws. The Company and each Subsidiary thereof is in compliance in all material respects with the requirements of all applicable laws, rules, regulations and orders, writs, injunctions and decrees applicable to it or to its properties.
     7.13. Intellectual Property; Licenses, Etc. The Company and each of its Subsidiaries owns, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, and Exhibit 7.13 sets forth a complete and accurate list of all such IP Rights owned or used by the Company and each of its Subsidiaries. To the best of the Company’s knowledge, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any of its Subsidiaries infringes upon any rights held by any other Person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Change. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Company, threatened.
     7.14. Deposit Accounts, Securities Accounts. Exhibit 7.14 provides a true and accurate list of all deposit and securities accounts maintained by the Company, including with respect to each such account (a) the name and address of the applicable depositary bank and (b) the account number of such account.
     7.15. Trade Relations. There exists no actual, or to the knowledge of the Company, threatened termination, cancellation or limitation of, or any adverse modification or change in, the business relationship of any of the Company, any of its Subsidiaries, or their business with any material supplier or with any of its ten largest customers (including any material reduction in the rate or amount of sales to such customers or amounts sold by such suppliers) and there exists no present condition or state of facts or circumstances that would reasonably be expected to have a Material Adverse Change on the condition of the Company or its Subsidiaries taken as a whole or prevent the Company or its Subsidiaries taken as a whole from conducting their business after the consummation of this Agreement and the transactions related thereto, in substantially the same manner in which such business has heretofore been conducted.
8. Defaults.
     8.1. Events of Default. The following events are herein referred to as “Events of Default”:
     8.1.1. Payment. The Company shall fail to make any payment in respect of: (a) any fee on or in respect of any of the Note Obligations owed by it as the same shall become due and payable, and such failure shall continue for a period of three days, or (b) principal or interest of any of the Note Obligations owed by it as the same shall become due, whether at maturity or by acceleration or otherwise.
     8.1.2. Covenant Compliance. The Company shall fail to perform or observe any of the other provisions of the Note Documents required to be performed or complied with by it and such failure continues for a period of five days.
     8.1.3. Representations and Warranties. Any representation or warranty of or with respect to the Company in, pursuant to or in connection with this Agreement or any other Note Document, or in any certificate, notice, financial statement or other report furnished to the Purchaser in connection therewith, shall be materially false on the date as of which it was made.
     8.1.4. Cross-Default. A default shall exist under (i) any instrument or agreement between the Company and the Purchaser or (ii) any instrument or agreement of the Company under which indebtedness of $100,000 or more is outstanding and, by reason of such default, the holder or holders of such indebtedness would be permitted under the terms of such instrument or agreement to accelerate the maturity of such indebtedness.
     8.1.5. Judgments. A final judgment (a) which, together with other outstanding final judgments against the Company, exceeds an aggregate of $100,000 in excess of applicable insurance coverage shall be rendered against the Company, or (b) which grants injunctive relief that results, or creates a material risk of resulting, in a Material Adverse Change and in either case if (i) within 60 days after entry thereof, such judgment shall not have been discharged or execution thereof stayed pending appeal or (ii) within 60 days after the expiration of any such stay, such judgment shall not have been discharged.
     8.1.6. Material Adverse Change. A Material Adverse Change occurs that jeopardizes the Company’s ability to discharge its obligations to the Purchaser under this Agreement, the Notes or any other Note Document.
     8.1.7. Change in Control, Sale of Shares.
     (a) Dr. and Mrs. Andrew L. Pecora, Dr. and Mrs. Robert A. Preti and William J. Montgoris (for Hackensack University Medical Center) shall collectively

(i) cease to own, directly or through wholly owned Subsidiaries, in the aggregate beneficially and of record, at least 53.6% of the voting membership interests of the Company (ii) or cease to have the right to control the Board of Managers of the Company; or
     (b) Andrew Pecora and Robert Preti shall cease to be actively engaged in the management of the Company; or
     (c) the Company shall initiate any action to dissolve, liquidate or otherwise terminate its existence.
     8.1.8. Bankruptcy. The Company shall:
     (a) commence a voluntary case under the Bankruptcy Code or authorize, by appropriate proceedings of its board of directors or other governing body, the commencement of such a voluntary case;
     (b) have filed against it a petition commencing an involuntary case under the Bankruptcy Code which shall not have been dismissed within 60 days after the date on which such petition is filed; or file an answer or other pleading within such 60-day period admitting or failing to deny the material allegations of such a petition or seeking, consenting to or acquiescing in the relief therein provided;
     (c) have entered against it an order for relief in any involuntary case commenced under the Bankruptcy Code;
     (d) seek relief as a debtor under any applicable law, other than the Bankruptcy Code, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or consent to or acquiesce in such relief;
     (e) have entered against it an order by a court of competent jurisdiction (i) finding it to be bankrupt or insolvent, (ii) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors or (iii) assuming custody of, or appointing a receiver or other custodian for, all or a substantial portion of its property; or
     (f) make a general assignment for the benefit of, or enter into a composition with, its creditors, or appoint, or consent to the appointment of, or suffer to exist a receiver or other custodian for, all or a substantial portion of its property.
  8.1.9. Any Guarantor becomes the subject of an insolvency proceeding.
     8.2. Certain Actions Following an Event of Default. If any one or more Events of Default shall occur and be continuing, then in each and every such case:

     8.2.1. Acceleration. Upon notice by the Purchaser to the Company, the Note Obligations shall become immediately due and payable.
     8.2.2. Exercise of Rights. The Purchaser may proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding, either for specific performance of any covenant or condition contained in this Agreement or any other Note Document.
     8.2.3. Bankruptcy Default. Upon the occurrence of an Event of Default under Section 8.1.8, the unpaid balance of the Note Obligations shall automatically become immediately due and payable.
     8.2.4. Setoff. The Purchaser may offset and apply toward the payment of such balance or part thereof (and/or toward the curing of any Event of Default) any indebtedness from the Purchaser to the Company, regardless of the adequacy of any security for the Note Obligations, and the Purchaser shall have no duty to determine the adequacy of any such security in connection with any such offset.
     8.2.5. Cumulative Remedies. To the extent not prohibited by applicable law which cannot be waived, all of the Purchaser’s rights hereunder and under each other Note Document shall be cumulative.
     8.3. Waivers. The Company hereby waives to the extent not prohibited by applicable law:
     (a) all presentments, demands for performance, notices of nonperformance (except to the extent required by the provisions of this Agreement or any other Note Document), protests, notices of protest and notices of dishonor;
     (b) any requirement of diligence or promptness on the part of the Purchaser in the enforcement of its rights under this Agreement, the Notes or any other Note Document; and
     (c) any and all notices of every kind and description which may be required to be given by any statute or rule of law.
9. Expenses; Indemnity.
     9.1. Expenses. The Company and the Purchaser shall each pay its own expenses in connection with the preparation of this Agreement and the other Note Documents and the transactions contemplated hereby. The Company will pay: (a)  all transfer and documentary stamp and similar taxes at any time payable in respect of this Agreement or the Note Obligations; and (b) all other reasonable expenses incurred by the Purchaser in connection with the enforcement of any rights hereunder or under any other Note Document upon the occurrence and during the continuance of a Default, including costs of collection and reasonable attorneys’ fees and expenses.

     9.2. General Indemnity. The Company shall indemnify the Purchaser and each of the Purchaser’s directors, officers, employees, agents, attorneys, accountants, consultants and each Person, if any, who controls the Purchaser (the Purchaser and each of such directors, officers, employees, agents, attorneys, accountants, consultants and control Persons is referred to as an “Indemnified Party”) and hold each of them harmless from and against any and all claims, damages, liabilities and reasonable expenses (including reasonable fees and disbursements of counsel with whom any Indemnified Party may consult in connection therewith and all reasonable expenses of litigation or preparation therefor) which any Indemnified Party may incur or which may be asserted against any Indemnified Party in connection with (a) the Indemnified Party’s compliance with or contest of any subpoena or other process issued against it in any proceeding involving the Company or any of its Subsidiaries or their affiliates, (b) any litigation or investigation involving the Company, any of its Subsidiaries or their affiliates, or any officer, director or employee thereof, (c) the existence or exercise of any security rights with respect to the collateral under the Note Documents, or (d) this Agreement, any other Note Document or any transaction contemplated hereby or thereby; provided, however, that the foregoing indemnity shall not apply to litigation commenced by the Company against the Purchaser which seeks enforcement of any of the rights of the Company hereunder or under any other Note Document and is determined adversely to the Purchaser in a final nonappealable judgment or to the extent such claims, damages, liabilities and expenses result from the Indemnified Party’s own gross negligence or willful misconduct.
10. Successors and Assigns. Neither the Company nor the Purchaser may assign its rights or obligations under this Agreement under any circumstances without the prior written consent of the other party.
11. Notices. Except as otherwise specified in this Agreement, any notice required to be given pursuant to any Note Document shall be given in writing. Any notice, demand or other communication in connection with any Note Document shall be deemed to be given if given in writing (including telex, telecopy (confirmed by telephone or writing) or similar teletransmission) addressed as provided below (or to the addressee at such other address as the addressee shall have specified by notice actually received by the addressor), and if either (a) actually delivered in fully legible form to such address (evidenced in the case of a telex by receipt of the correct answer back) or (b) in the case of a letter, five days shall have elapsed after the same shall have been deposited in the United States mails, with first-class postage prepaid and registered or certified.
     If to the Company, to it at the following address:
Progenitor Cell Therapy, LLC
21 Main Street, Court Plaza South
East Wing, Suite 304
Hackensack, New Jersey 07601
Telephone: 201-883-5314
Fax: 201-883-1409
Attention: Chief Business Officer

     If to the Purchaser, to it at the following address:
StemCells, Inc.
3155 Porter Drive
Palo Alto, California 94304
Telephone: (650) 475-3100
Fax: (650) 475-3129
Attention: Chief Executive Officer and General Counsel
12. Course of Dealing, Amendments and Waivers. No course of dealing between the Purchaser and the Company or any affiliate of the Company shall operate as a waiver of any of the Purchaser’s rights under this Agreement or any other Note Document or with respect to the Note Obligations. No delay or omission on the part of the Purchaser in exercising any right under this Agreement or any other Note Document or with respect to the Note Obligations shall operate as a waiver of such right or any other right hereunder or thereunder. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. No waiver, consent or amendment with respect to this Agreement or any other Note Document shall be binding unless it is in writing and signed by the Purchaser.
13. Venue; Service of Process; Certain Waivers. Each of the Company and the Purchaser:
     (a) Irrevocably submits to the nonexclusive jurisdiction of the state courts of the State of California and to the nonexclusive jurisdiction of the United States District Court for the Northern District of California for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement or any other Note Document or the subject matter hereof or thereof;
     (b) Waives to the extent not prohibited by applicable law that cannot be waived, and agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding brought in any of the above-named courts, any claim that it is not subject personally to the jurisdiction of such court, that its property is exempt or immune from attachment or execution, that such proceeding is brought in an inconvenient forum, that the venue of such proceeding is improper, or that this Agreement or any other Note Document, or the subject matter hereof or thereof, may not be enforced in or by such court;
     (c) Agrees that service of process by registered or certified mail, return receipt requested, at its address specified in or pursuant to Section 11 shall constitute sufficient notice; and
     (d) Waives to the extent not prohibited by applicable law that cannot be waived any right it may have to claim or recover in any such proceeding any special, exemplary, punitive or consequential damages.

14. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH OF THE COMPANY AND THE PURCHASER WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT OR THE SUBJECT MATTER HEREOF OR THEREOF OR ANY CREDIT OBLIGATION OR IN ANY WAY CONNECTED WITH THE DEALINGS OF THE PURCHASER OR THE COMPANY IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. Either the Purchaser or the Company may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of the Company and the Purchaser to the waiver of their rights to trial by jury.
15. General. All covenants, agreements, representations and warranties made in this Agreement or any other Note Document or in certificates delivered pursuant hereto or thereto shall be deemed to have been material and relied on by the Purchaser, notwithstanding any investigation made by the Purchaser, and shall survive the execution and delivery to the Purchaser hereof and thereof. The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision hereof, and any invalid or unenforceable provision shall be modified so as to be enforced to the maximum extent of its validity or enforceability. The headings in this Agreement are for convenience of reference only and shall not limit, alter or otherwise affect the meaning hereof. This Agreement and the other Note Documents constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior and current understandings and agreements, whether written or oral. This Agreement may be executed in any number of counterparts which together shall constitute one instrument. This Agreement shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the State of Delaware.
[The Remainder Of This Page Is Intentionally Blank]

     Each of the undersigned has caused this Note Purchase Agreement to be executed and delivered by its duly authorized officer as of the date first above written.

PROGENITOR CELL THERAPY, LLC
By	/s/ Andrew L. Pecora
	Name:	Andrew L. Pecora
	Title:	Chief Executive Officer

STEMCELLS, INC.
By	/s/ Martin McGlynn
	Name:	Martin McGlynn
	Title:	President and Chief Executive Officer

EXHIBIT 2
PROGENITOR CELL THERAPY LLC
FORM OF SECURED NOTE

N-

$	, 200_
     FOR VALUE RECEIVED, the undersigned, PROGENITOR CELL THERAPY LLC, a Delaware limited liability company (the “Company”), hereby promises to pay STEMCELLS, INC. (the “Purchaser”), on the Final Maturity Date (as defined in the Note Purchase Agreement), or upon earlier acceleration, the lesser of                      Dollars ($                    ) or the aggregate unpaid principal amount of the loan made by the Purchaser to the Company pursuant to the Note Purchase Agreement referred to below. The Company promises to pay interest on the outstanding principal amount of this Note and the interest rate specified and as computed in the Note Purchase Agreement.
     This Note (i) is entitled to the benefits and subject to the terms set forth in the Note Purchase Agreement between the Company and the Purchaser dated as of December 3, 2007 (the “Note Purchase Agreement”), (ii) constitutes a Note Obligation under the Note Purchase Agreement, and (iii) is secured by and entitled to the benefits of Security Agreement and the other Note Documents referred to in the Note Purchase Agreement. Capitalized terms used but not defined herein have the meanings provided in the Note Purchase Agreement.
     In case an Event of Default shall occur and be continuing, the entire principal of this Note may become or be declared due and payable in the manner and with the effect provided in the Note Purchase Agreement.
     This Note shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the State of Delaware.
     The parties hereto, including the Company and all guarantors and endorsers, hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Note Purchase Agreement, and assent to extensions of time of payment, or forbearance or other indulgence without notice.

Progenitor Cell Therapy LLC
By
Name:
Title:

EXHIBIT 5.4
SECURITY AGREEMENT
     This Agreement, dated as of December ___, 2007, is between Progenitor Cell Therapy LLC, a Delaware limited liability company (the “Company”), and StemCells, Inc. (the “Purchaser”). The parties agree as follows:
Security.
     Note Purchase Agreement. The Company and the Purchaser are parties to that certain Note Purchase Agreement (the “Note Purchase Agreement”), dated as of December 3, 2007, whereby the Company has agreed to issue to the Purchaser, and the Purchaser has agreed to purchase from the Company, the Company’s Notes in the principal amount of up to $3,800,000.00.
     Grant of Collateral. As security for the payment and performance of the Note Obligations (as defined in the Note Purchase Agreement) (the “Secured Obligations”), the Company hereby creates and grants a security interest in favor of the Purchaser in all of the Company’s right, title and interest in and to (but none of its obligations or liabilities with respect to) the items and types of present and future property described below in this Section 1.1, whether now owned or hereafter acquired:
Accounts, cash, cash equivalents, deposit accounts, documents (which, for the avoidance of doubt, shall not include ownership interests of the Company in its Subsidiaries), instruments, chattel paper (each as defined in the Uniform Commercial Code as in effect in the State of Delaware) and proceeds and products of the foregoing (all of the above being included in the term “Collateral”).
     Perfection of Collateral. Upon the Purchaser’s reasonable request from time to time, the Company will, and hereby authorizes the Purchaser on the Company’s behalf to, execute and deliver, and file and record in the proper filing and recording places, all such instruments, including Uniform Commercial Code financing statements covering the Collateral, control statements, cash agency agreements, documents providing for direct collection of accounts receivable and take all such other action, as the Purchaser deems reasonably necessary for perfecting or otherwise confirming to it its security interest in the Collateral.
     No Liens or Dispositions. Other than liens permitted by section 6.6(b) of the Note Purchase Agreement, all Collateral shall be free and clear of any liens and restrictions on the transfer thereof, except for nonconsensual liens imposed by law and liens and restrictions on transfer approved by the Purchaser in writing. Except with the Purchaser’s consent, the Company will not sell, lease or otherwise dispose of any of the Collateral or modify or terminate any contracts or contractual rights included in the Collateral, except in each case in the ordinary course of business, consistent with past practice and on arm’s length terms.

Right to Realize upon Collateral. Except to the extent prohibited by applicable law that cannot be waived, this Section shall govern the Purchaser’s rights to realize upon the Collateral after the occurrence of an Event of Default (as defined in the Note Purchase Agreement). The provisions of this Section are in addition to any rights and remedies available at law or in equity.
     Assembly of Collateral; Receiver. The Company shall, upon the Purchaser’s request, assemble the Collateral and otherwise make it available to the Purchaser. The Purchaser may have a receiver appointed for all or any portion of the Company’s assets or business which constitutes the Collateral in order to manage, protect, preserve, sell and otherwise dispose of all or any portion of the Collateral.
     Waiver. To the extent it may lawfully do so, the Company waives and relinquishes the benefit and advantage of, and covenants not to assert against the Purchaser, any valuation, stay, appraisement, extension, redemption or similar laws now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Agreement, or otherwise.
     Foreclosure Sale. All or any part of the Collateral may be sold for cash or other value in any number of lots at public or private sale, without demand, advertisement or notice; provided, however, that unless the Collateral to be sold threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Purchaser shall give the Company 5 days’ prior written notice of the time and place of any public sale, or the time after which a private sale may be made, which notice each of the Company and the Purchaser agrees to be reasonable. At any sale or sales of Collateral, the Purchaser or any of its assigns may bid for and purchase all or any part of the property and rights so sold and may use all or any portion of the Secured Obligations owed to the Purchaser as payment for the property or rights so purchased, all without further accountability to the Company, except for the proceeds of such sale or sales pursuant to Section 2.4(c).
     Application of Proceeds. The proceeds of all sales and collections in respect of any Collateral or other assets of the Company, all funds collected from the Company and any cash contained in the Collateral, the application of which is not otherwise specifically provided for herein, shall be applied as follows:
     First, to the payment of the costs and expenses of such sales and collections, the reasonable expenses of the Purchaser and the reasonable fees and expenses of its counsel;
     Second, any surplus then remaining to the payment of the Secured Obligations in such order and manner as the Purchaser may in its reasonable discretion determine; and
     Third, any surplus then remaining shall be paid to the Company, subject, however, to the rights of the holder of any then existing lien for which the Purchaser has received a proper demand for proceeds prior to making such payment to the Company.

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Custody of Collateral. Except as provided by applicable law that cannot be waived, the Purchaser will have no duty as to the custody and protection of the Collateral, the collection of any part thereof or of any income thereon or the preservation or exercise of any rights pertaining thereto, including rights against prior parties.
Reimbursement of Expenses. The Company shall promptly pay on demand all reasonable expenses of the Purchaser (including reasonable attorney fees and expenses) in connection with, operations hereunder and enforcement and collection hereof, whether before or after bankruptcy or similar proceedings (and whether or not allowed as a claim therein).
General. This Agreement is a Note Document (as defined in the Note Purchase Agreement) and is entitled to all the benefits and subject to all the requirements of any provision in the Note Purchase Agreement or any other Note Documents that is made generally applicable to all Note Documents (including, without limitation sections 9 (Expenses; Indemnity), 11 (Notices), 12 (Course of Dealing, Amendments and Waivers), 13 (Venue, Service of Process, Certain Waivers) and 14 (Waiver of Jury Trial) of the Note Purchase Agreement). This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Company may not assign its rights or obligations hereunder without the prior written consent of the Purchaser. The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision hereof, and any invalid or unenforceable provision shall be modified so as to be enforceable to the maximum extent of its validity or enforceability. The headings in this Agreement are for convenience of reference only and shall not limit, alter or otherwise affect the meaning hereof. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior and current understandings and agreements, whether written or oral. This Agreement and all actions in connection herewith shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the State of Delaware, except as may be required by the Uniform Commercial Code of other jurisdictions with respect to matters involving the perfection of the Purchaser’s lien on the Collateral located in such other jurisdictions.
     Each of the undersigned has caused this Agreement to be executed and delivered by its duly authorized officer as of the date first written above.
[The Remainder of this Page is Intentionally Blank]

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PROGENITOR CELL THERAPY, LLC
By
	Name:	Andrew L. Pecora
	Title:	Chief Executive Officer

STEMCELLS, INC.
By
	Name:	Martin McGlynn
	Title:	President and Chief Executive Officer

Signature Page to Security Agreement